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                                                               EXHIBIT 99.(b)(2)


                              [CHASE LETTERHEAD]


                                               January 15, 1997


CCI Acquisition Corp.
c/o Hicks, Muse, Tate & Furst Incorporated
200 Crescent Court
Suite 1600
Dallas, Texas 75201

Attention:      Patrick K. McGee

Gentlemen:

                Reference is made to our Commitment Letter to you, dated October 16, 1996 (including the Term Sheets, the "Commitment Letter"), relating to the Facilities. Capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter.

                It is our understanding that there are ongoing discussions with the Federal Trade Commission (the "FTC") relating to certain issues (the "FTC Issues") raised by the FTC in connection with its review of the Tender Offer. In that connection and subject to the next two sentences, we hereby confirm that all references to January 15, 1997 contained in the Commitment Letter and the accompanying Term Sheets are hereby amended to read "February 20, 1997" and each of the termination dates for Chase's commitment under the Commitment Letter and CSI's agreement to perform the services described therein shall be extended from January 15, 1997 to February 20, 1997. In fulfillment of your obligations under the Commitment Letter (a) you shall provide us (i) Projections, reasonably calculated to give effect to the final settlement of the FTC Issues (the "FTC Settlement"), (ii) a description of the terms of any asset licenses or transfers effected in connection with the FTC Settlement and
(iii) any other information reasonably requested by us with respect to the FTC Issues, none of which shall be materially inconsistent in a material and adverse manner with any information or other matter disclosed to us prior to the date of the Commitment Letter or could reasonably be expected to have a material adverse effect on the business, operations, financial condition or prospects of CCI, Acquisition Co., Target and their subsidiaries taken as a whole or on their ability to perform the covenants and obligations in a timely manner under the financing agreements, and (b) you and your affiliates shall use your best efforts to assist the Lenders in their review of the FTC Settlement in order to facilitate the execution by the Lenders of the credit documentation. All other conditions, agreements, covenants and


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CCI Acquisition Corp.                   2                   January 15, 1997

indemnities contained in the Commitment Letter, the accompanying Term Sheets and the Fee Letter remain in full force and effect.

                                                Very truly yours,

                                                THE CHASE MANHATTAN BANK

                                                By: /s/ MARIAN N. SCHULMAN
                                                    -------------------------
                                                    Name:  Marian N. Schulman
                                                    Title: Attorney-in-Fact

                                                CHASE SECURITIES INC.

                                                By: /s/ JOHN F. SIMONSON
                                                    -------------------------
                                                    Name:  John F. Simonson
                                                    Title: Vice President

AGREED TO AND ACCEPTED:

CCI ACQUISITION CORP.


By: /s/ GLENN E. STAATS
    ----------------------
    Name:
    Title: